As filed with the Securities and Exchange Commission on April 1, 2002.

                                                    Registration No. 333-_____

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933


                         GOLDEN STATE BANCORP INC.
           (Exact name of Registrant as specified in its charter)

                                  DELAWARE
                      (State or other jurisdiction of
                       incorporation or organization)

                                 95-4642135
                    (I.R.S. Employer Identification No.)

                              135 Main Street
                      San Francisco, California 94105
                               (415) 904-1100
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of Registrant's Principal Executive Offices)

                         James R. Eller, Jr., Esq.
                         Golden State Bancorp Inc.
                              135 Main Street
                      San Francisco, California 94105
                               (415) 904-1100

         (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)

                                  Copy to:


                         Christie S. Flanagan, Esq.
                         Golden State Bancorp Inc.
                              135 Main Street
                      San Francisco, California 94105



          Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this
     Registration Statement as the selling stockholder shall determine.



         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

         Pursuant to Rule 429 under the Securities Act, this registration statement contains a combined prospectus that also relates to 2,858,823 shares of common stock of the registrant previously registered pursuant to its registration statement on Form S-3 (File No. 333-76302). The filing fee associated with such securities was previously paid with that registration statement. This registration statement constitutes Post-Effective Amendment No. 1 to registration statement on Form S-3 (File No. 333-76302) pursuant to which the total amount of unsold common stock previously registered under registration statement on Form S-3 (File No. 333-76302) may be offered and sold, together with the securities registered hereunder, through the use of the combined prospectus included in this registration statement.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


                      CALCULATION OF REGISTRATION FEE


Title of Each Class of Securities Amount to be      Proposed Maximum       Proposed Maximum       Amount of
       to be Registered            Registered           Offering          Aggregate Offering    Registration
                                                   Price Per Unit(1)           Price(1)            Fee(2)
===============================  ===============  ====================  ====================== ===============
Common stock, $1.00 par value       5,000,000                $29.20               $146,000,000      $13,432
===============================  ===============  ====================  ====================== ===============

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on March 25, 2002 as reported on the consolidated tape for New York Stock Exchange listed companies.

(2) A filing fee aggregating $17,409.43 was previously paid in connection with the registration of 2,858,823 shares of common stock of the registrant which are included in this registration statement. The filing fee of $13,432.00 relates solely to the registration of 5,000,000 shares of common stock of the registrant not previously registered.


The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 29, 2002

PROSPECTUS

                         GOLDEN STATE BANCORP INC.

                              7,858,823 Shares
                                Common Stock
                                  -------

         This prospectus is part of a registration statement that covers 7,858,823 shares of our common stock. These shares may be offered and sold from time to time by the stockholder named in the prospectus (the "selling stockholder"). We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock, which we estimate to be $89,000.

         Our common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol GSB. The average of the high and low prices of the common stock as reported on the consolidated tape for New York Stock Exchange listed companies on March 25, 2002 was $29.20 per share.

         Investing in our common stock involves risks. See "Risk Factors" on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The shares of common stock offered hereby are not savings accounts, deposits or other obligations of any savings bank or non-bank subsidiary of ours and are not insured by the Savings Association Insurance Fund or the Bank Insurance Fund of the Federal Deposit Insurance
Corporation or any other government agency.



               The date of this prospectus is March 29, 2002.



                             TABLE OF CONTENTS


THE COMPANY....................................................................2

RISK FACTORS...................................................................3

USE OF PROCEEDS...............................................................10

DESCRIPTION OF THE COMMON STOCK...............................................10

SELLING STOCKHOLDER...........................................................11

PLAN OF DISTRIBUTION..........................................................11

LEGAL MATTERS.................................................................13

EXPERTS  .....................................................................14

WHERE YOU CAN FIND MORE INFORMATION...........................................14



         You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

         The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

         You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.


                                THE COMPANY

         Golden State Bancorp Inc. is a holding company whose only significant asset is all of the common stock of Golden State Holdings Inc., formerly First Nationwide Holdings Inc., which owns all of the common and preferred stock of California Federal Bank, a federal savings bank.

         Golden State Bancorp, through California Federal Bank and its subsidiaries, provides diversified financial services to consumers and small businesses in California and Nevada. Golden State Bancorp's principal businesses consist of:

         o operating retail branches that provide deposit products such as demand, transaction and savings accounts, and investment products such as mutual funds, annuities and insurance; and

         o engaging in mortgage banking activities, including originating and purchasing 1-4 unit residential loans for sale to various investors in the secondary market or for retention in its own portfolio, and servicing loans for itself and others and, to a lesser extent, originating and/or purchasing commercial real estate, commercial and consumer loans for investment.

         These operating activities are financed principally with customer deposits, secured short-term and long-term borrowings, including Federal Home Loan Bank advances, collections on loans, asset sales and retained earnings.

         California Federal Bank is chartered as a federal stock savings bank under the Home Owners' Loan Act of 1933 and is principally regulated by the Office of Thrift Supervision. The Federal Deposit Insurance Corporation insures the deposit accounts of California Federal Bank up to applicable limits through the Savings Association Insurance Fund. California Federal Bank is also a member of the Federal Home Loan Bank System. California Federal Bank has three principal subsidiaries:

         o First Nationwide Mortgage Corporation, its mortgage banking subsidiary;

         o Auto One Acceptance Corporation, which primarily engages in indirect sub-prime and prime auto financing activities; and

         o Cal Fed Investments, which offers securities and insurance products to both existing and prospective customers of California Federal Bank.

         Cal Fed Investments is subject to the guidelines established by the Office of Thrift Supervision for broker-dealer subsidiaries of savings associations, and is a member of the National Association of Securities Dealers. In addition, Cal Fed Investments is registered as a broker-dealer with the Securities and Exchange Commission and the Securities Investor Protection Insurance Corporation. Cal Fed Investments receives commission revenue for acting as a broker-dealer on behalf of its customers, but does not maintain funds or securities.

         Golden State Bancorp's revenues are derived from:

         o        interest earned on loans and securities;

         o gains on sales of loans and other investments, fees received in connection with loan servicing and securities brokerage; and

         o        other customer service transactions.

         Expenses primarily consist of interest on customer deposit accounts and borrowings, and administrative expenses including compensation and benefits, occupancy and equipment, professional fees and other general administrative expenses.

         As of December 31, 2001, Golden State Bancorp had total assets of $56.5 billion, deposits of $25.1 billion and operated 356 retail branch offices in California and Nevada. Our executive offices are located at 135 Main Street, San Francisco, California 94105 and our telephone number at that address is (415) 904-1100.


                                RISK FACTORS

Concentration of Business in California; Effect on Asset Quality

         California Federal Bank's loan portfolio is concentrated in California. As a result, the financial condition of California Federal Bank will be subject to general economic conditions in California and, in particular, to conditions in the California real estate market. As of December 31, 2001, California Federal Bank had 80.3% of its loan portfolio secured by real estate located in California. California Federal Bank may find it difficult to originate a sufficient volume of high-quality real estate loans or maintain its asset quality, either of which could negatively impact future performance. In addition, any downturn in the economy generally, and in California in particular, could further reduce real estate values and the volume of loans originated. Real estate values in California could also be affected by earthquakes or other catastrophic events.

Sub-prime Lending

         Through its subsidiary, Auto One Acceptance Corporation, California Federal Bank is engaged indirectly in sub-prime and prime auto financing activities. At December 31, 2001, California Federal Bank's sub-prime auto loan portfolio totaled $1.2 billion, or 2.9% of California Federal Bank's total loan portfolio. A loan may be considered sub-prime primarily for one, or both, of two reasons: borrower credit and collateral considerations. Sub-prime borrowers are likely to be relatively weak credits. A borrower may be considered a sub-prime credit due to limited income, tarnished credit history (for example, prior bankruptcy or history of delinquent payments on other types of installment credit) or lack of credit history (for example, a relatively young individual who has not yet developed a credit history profile). Sub-prime loans may also have less valuable collateral. Collateral considerations in the sub-prime market primarily result from the financing, in many cases, of used vehicles. Although depreciation also affects new automobiles, the market value of an automobile which is several years old may be more difficult to ascertain than for a new vehicle, since such value will depend on mileage and general condition, which may vary substantially for different vehicles of a similar model year. As a result of these factors, the performance of a sub-prime portfolio may be more susceptible to performance deterioration than a prime portfolio, since sub-prime borrowers are likely to be disproportionately affected by economic downturns and the collateral may be more difficult to value correctly.

Interest Rate Risk

         It is expected that California Federal Bank will continue to realize income primarily from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations, whereas declining interest rates generally are associated with a higher volume of loan originations. Declining rates are also associated with increased mortgage loan prepayments. There can be no assurances that management will be able to reinvest the cash from mortgage loan prepayments in assets earning yields comparable to the yields on the prepaid mortgages. It is expected that a substantial majority of California Federal Bank's assets will continue to be indexed to changes in market interest rates and a substantial majority of its liabilities will continue to be short term. Although California Federal Bank's management believes that this fact should mitigate the negative effect of a decline in yield on its assets, there can be no assurance that California Federal Bank's interest rate risk will be minimized or eliminated. Golden State Bancorp also maintains a significant portfolio of mortgage-backed securities which tend to fluctuate in value in rapidly changing interest rate environments. At December 31, 2001, California Federal Bank had $35.3 billion in assets indexed to changes in market rates and $40.0 billion in liabilities maturing or repricing within one year. The lag in implementing repricing terms on California Federal Bank's adjustable rate assets may result in a decline in net interest income in a rising rate environment. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect California Federal Bank's net interest spread, asset quality, loan origination volume and overall results of operations.

Mortgage Servicing Rights

         At December 31, 2001, California Federal Bank held mortgage servicing rights on a 1-4 unit residential loan portfolio with outstanding loan balances totaling approximately $85.2 billion, excluding loans owned by California Federal Bank that are serviced by First Nationwide Mortgage Corporation. California Federal Bank's mortgage servicing rights and related derivative assets had a carrying value of $1.9 billion at December 31, 2001. A decline in long-term mortgage interest rates generally results in an acceleration in mortgage loan repayments, and higher than anticipated levels of repayments generally cause the accelerated amortization of mortgage servicing rights and generally will result in reductions in the market value of the mortgage servicing rights. In order to mitigate some of the potential loss in value of the mortgage servicing rights, California Federal Bank has purchased, or entered into contracts for, financial derivatives that could hedge some of the potential loss in the mortgage servicing rights and should generally increase in value as mortgage interest rates decline. There can be no assurances that the rate of mortgage loan prepayments will not exceed management's estimates, resulting in reductions in net income from accelerated amortization of mortgage servicing rights and possible additional impairment of the carrying value of the mortgage servicing rights due to reductions in the market value of the mortgage servicing rights. Furthermore, there can be no assurances that the financial derivatives purchased as hedges to the mortgage servicing rights will perform as anticipated and that, if mortgage interest rates decline, the derivatives will increase in value in an amount sufficient to offset the decline in the value of the mortgage servicing rights or, if long-term mortgage interest rates rise, that the derivatives will lose value equal to or less than the increase in the value of the mortgage servicing rights. A large percentage of the instruments used to hedge the mortgage servicing rights change in value based on changes in LIBOR-based rates. While long-term mortgage interest rates and LIBOR-based rates are highly correlated, a change in one may be different from a change in the other for any given period. Therefore, it is possible that there may be impairment in the value of the mortgage servicing rights even if long-term mortgage interest rates remain the same or increase from period to period.

         The valuation of mortgage servicing rights involves a number of assumptions, in addition to changes in prepayment rates, which may change from period to period. These assumptions include discount rates, custodial balance earnings rates, funding costs, late charges, other ancillary income, foreclosure costs, cost to service, escrow balances, remittance balances, remittance types and foreclosure rates, among others. In analyzing future prepayments, consideration is given to rates currently offered to borrowers versus rates required by the secondary market, the average note rate of the portfolio and the Mortgage Bankers Association Mortgage Refinance Index as well as other available information. Changes in these assumptions and changes in their relationship to each other will cause volatility in the value of mortgage servicing rights from period to period. Further, the market for mortgage servicing rights is generally less liquid than markets for other fixed income instruments, and there is limited public information available describing characteristics of traded portfolios for use in comparing values. Since there may well be periods of time during which no purchases or sales of mortgage servicing rights with characteristics similar to those to be valued have occurred, alternative valuation methods need to be employed. These methods may involve surveying firms engaged in buying and selling mortgage-related assets, engaging independent firms to conduct appraisals, or using any number of mathematical models which have been developed. In the process of determining the valuation at any future period end, Golden State Bancorp may determine that alternate methods of valuation are more appropriate as valuation techniques evolve. These methods may yield results different from those obtained using prior measurement techniques, and hence may have the effect of lowering the carrying value of mortgage servicing rights.

Competition

         Golden State Bancorp faces substantial competition for loans and deposits throughout its market areas. Golden State Bancorp competes on a daily basis with commercial banks, other savings institutions, thrift and loans, credit unions, finance companies, retail investment brokerage houses, mortgage banks, money market and mutual funds and other investment alternatives and other financial intermediaries. Golden State Bancorp faces competition throughout its market area from local institutions, which have a large presence in its market areas, as well as from out-of-state financial institutions which have offices in its market areas. Many of these other institutions offer services which Golden State Bancorp does not offer, including trust services. Furthermore, banks with a larger capital base and financial firms not subject to the restrictions imposed by banking regulations have larger lending limits and can therefore serve the needs of larger customers.

Regulation

         The financial institutions industry is subject to extensive regulation, which materially affects the business of Golden State Bancorp and California Federal Bank. Statutes and regulations to which California Federal Bank and its parent companies are subject may be changed at any time, and the interpretation of these regulations is also subject to change. There can be no assurance that future changes in such regulations or in their interpretation will not adversely affect the business of Golden State Bancorp and California Federal Bank.

Proposed Legislation

         From time to time, Congress considers legislative proposals that could substantially alter the regulation of Golden State Bancorp and California Federal Bank. These proposals have included the merger of the two FDIC deposit insurance funds and the merger of the Office of Thrift Supervision with the Office of the Comptroller of the Currency. We can not determine whether, or in what form, such legislation may eventually be enacted and the possible impact of such changes.

Tax Sharing Agreement; Availability of Net Operating Loss Carryovers

         For federal income tax purposes, California Federal Bank, Golden State Holdings Inc. and Golden State Bancorp are parties to a tax sharing agreement (the "Tax Sharing Agreement"), which originally became effective as of January 1, 1994 and was amended in connection with the September 11, 1998 transactions that combined the separate businesses operated by California Federal Bank and Glendale Federal Bank (the "Golden State Acquisition"). Pursuant to the Tax Sharing Agreement, as amended:

         (a) California Federal Bank pays to Golden State Holdings amounts equal to the income taxes that California Federal Bank would be required to pay if it were to file a return separately from the consolidated group for which Golden State Bancorp is the common parent (the "Golden State Group");

         (b) Golden State Holdings pays to Golden State Bancorp amounts equal to the income taxes that Golden State Holdings would be required to pay if it were to file a consolidated return on behalf of itself and California Federal Bank separately from the Golden State Group; and

         (c) Mafco Holdings Inc., which was replaced by Golden State Bancorp under the Tax Sharing Agreement in connection with the Golden State Acquisition, continues to be bound for all obligations accruing for taxable periods on or before the date of the Golden State Acquisition, September 11, 1998.

         The original Tax Sharing Agreement allowed California Federal Bank to take into account, in determining its liability to First Nationwide Holdings (which was replaced by Golden State Holdings under the Tax Sharing Agreement in connection with the Golden State Acquisition), any net operating loss carryovers that it would have been entitled to utilize if it had filed separate returns for each year since the formation of California Federal Bank. Pursuant to the original Tax Sharing Agreement, the benefits of any net operating loss carryovers generated by California Federal Bank since its formation were retained by California Federal Bank and First Nationwide Holdings.

         As a result of the deconsolidation of California Federal Bank and Golden State Holdings from the affiliated group of which Mafco Holdings was the common parent (the "Mafco Group") in connection with the Golden State Acquisition, only the amount of net operating losses of California Federal Bank and Golden State Holdings not utilized by the Mafco Group on or before December 31, 1998 are available to offset taxable income of the Golden State Group. Similarly, if for any reason California Federal Bank and Golden State Holdings were to deconsolidate from the Golden State Group, only the amount of the net operating loss carryovers of California Federal Bank and Golden State Holdings not utilized by the Golden State Group up to the end of the taxable year in which the deconsolidation took place, would be available to offset the taxable income of California Federal Bank and Golden State Holdings subsequent to the date of deconsolidation. It cannot be predicted to what extent the Golden State Group will utilize the net operating loss carryovers of Golden State Holdings and/or California Federal Bank in the future or the amount, if any, of net operating loss carryforwards that Golden State Holdings or California Federal Bank may have upon deconsolidation. The net operating loss carryovers are subject to review and potential disallowance, in whole or in part, by the Internal Revenue Service. Any disallowance of California Federal Bank's net operating loss carryovers may increase the amounts that California Federal Bank would be required to pay to Golden State Holdings under the Tax Sharing Agreement and that Golden State Holdings would be required to pay to the Golden State Group, and would therefore decrease the earnings of California Federal Bank available for distribution.

         Under federal income tax law, Golden State Holdings and California Federal Bank are subject to several liability with respect to the consolidated federal income tax liabilities of the Mafco Group for any taxable period during which First Nationwide Holdings or California Federal Bank, respectively, was a member of the Mafco Group. Therefore, Golden State Holdings (which replaced First Nationwide Holdings under the Tax Sharing Agreement in connection with the Golden State Acquisition) or California Federal Bank may be required to pay the Mafco Group's consolidated federal tax liability notwithstanding prior payments made under the Tax Sharing Agreement by First Nationwide Holdings or California Federal Bank to Mafco Holdings. Mafco Holdings agreed, however, under the Tax Sharing Agreement, to indemnify Golden State Holdings and California Federal Bank for any such federal income tax liability (and certain state and local tax liabilities) of Mafco Holdings and any of its subsidiaries (other than Golden State Holdings and California Federal Bank) that Golden State Holdings or California Federal Bank is actually required to pay.

Taxation of California Federal Bank

         The Small Business Job Protection Act of 1996 provided that base year bad debt reserves are not recaptured into income unless certain events occur. Circumstances that may require recognition of the base year reserves of California Federal Bank are (i) dividend payments in excess of the greater of current or accumulated earnings and profits, or (ii) other distributions, dissolution, liquidation or redemption of stock excluding preferred stock meeting certain conditions. The base year reserves are generally the balance of tax bad debt reserves as of December 31, 1987, reduced proportionately for reductions in California Federal Bank's loan portfolio since that date. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," a deferred tax liability has not been recognized for the base year reserves of California Federal Bank. At December 31, 2001, the amount of the base year reserves was approximately $305 million. The amount of unrecognized deferred tax liability at December 31, 2001 was approximately $107 million.

Tax Effects of Dividend Payments by California Federal Bank

         Certain dividend distributions discussed above made to Golden State Holdings, as the sole owner of California Federal Bank's common stock and its preferred stock, may cause California Federal Bank to recognize a portion of its base year reserves as income. Accordingly, California Federal Bank may be required to make payments to Golden State Holdings under the Tax Sharing Agreement. Likewise, Golden State Holdings may be required to make payments to Golden State Bancorp under the Tax Sharing Agreement if Golden State Holdings has insufficient expenses and losses to offset such income.

Restrictions on Ability of Subsidiaries to Pay Dividends

         Golden State Bancorp is a holding company with no significant business operations of its own. Golden State Bancorp's only significant asset is its indirect ownership of the common stock of California Federal Bank. Golden State Bancorp's only sources of cash to pay dividends and make debt payments are dividends and other distributions from California Federal Bank and in turn from Golden State Holdings.

         The federal banking laws and regulations of the Office of Thrift Supervision limit California Federal Bank's ability to pay dividends. California Federal Bank generally may not declare dividends or make any other capital distribution if, after the payment of such dividend or other distribution, it would fall within any of the three undercapitalized categories under the prompt corrective action regulation of the Federal Deposit Insurance Corporation Improvement Act of 1991. Other limitations apply to California Federal Bank's ability to pay dividends, the magnitude of which depends upon current earnings and the extent to which California Federal Bank meets its regulatory capital requirements. In addition, the Home Owners' Loan Act requires every savings association subsidiary of a savings and loan holding company to give the Office of Thrift Supervision at least 30 days' advance notice of any proposed dividends to be made on its stock. Further, the Office of Thrift Supervision may prohibit any capital distribution of California Federal Bank that it determines would constitute an unsafe or unsound practice.

         The terms of the debt instruments under which certain of our subsidiaries have issued debt also impose restrictions that may inhibit the ability of those subsidiaries to declare dividends.

Significant Stockholders

         As of March 29, 2002, after giving effect to the sale of shares of common stock covered by this prospectus, Ronald O. Perelman, through MacAndrews & Forbes Holdings Inc., would have had beneficial ownership of 35,505,702 shares or 26.12% of the common stock of Golden State Bancorp and Gerald J. Ford, the Chairman of the Board, Chief Executive Officer and a director of Golden State Bancorp, would have had beneficial ownership of 14.76% of the common stock of Golden State Bancorp. As a result, MacAndrews & Forbes, through the election of directors or otherwise, may be able to direct and control the policies of Golden State Bancorp and its subsidiaries, including mergers, sales of assets and similar transactions.


                              USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock offered by this prospectus.


                      DESCRIPTION OF THE COMMON STOCK

         Shares of our common stock are entitled to share equally in the assets available for distribution upon liquidation, subject to any prior rights of the holders of any series of preferred stock then outstanding. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of assets of Golden State Bancorp legally available for payment, subject to the superior rights of the holders of any series of preferred stock that may be issued. Because Golden State Bancorp is a holding company, the right of Golden State Bancorp to participate in any distribution of the assets of California Federal Bank and subsidiaries through Golden State Holdings is subject to the prior claims of creditors of Golden State Holdings and California Federal Bank and such other subsidiaries. There are various legal limitations on the extent to which California Federal Bank may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, Golden State Bancorp. Each share of our common stock is entitled to one vote, except as to the cumulation of votes in the election of directors. There are no preemptive or other rights to subscribe for any shares.


                            SELLING STOCKHOLDER

         As of March 29, 2002, GSB Investments Corp., 35 East 62nd Street, New York, New York 10021 (the "selling stockholder") had beneficial ownership of an aggregate of 42,949,525 shares or 31.6% of the common stock of Golden State Bancorp. The selling stockholder is an indirect wholly-owned subsidiary of MacAndrews & Forbes.


                            PLAN OF DISTRIBUTION

         Golden State Bancorp is registering the shares of common stock covered by this prospectus for the selling stockholder. As used in this prospectus, "selling stockholder" includes the donees, transferees or others who may later hold the selling stockholder's interests. Pursuant to a registration rights agreement, dated as of September 11, 1998, Golden State Bancorp agreed to register the common stock owned by the selling stockholder and to enter into an agreement to indemnify the selling stockholder against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act of 1933 (the "1933 Act"). Under the registration rights agreement, Golden State Bancorp also agreed to pay the costs and fees of registering the shares of common stock; however, the selling stockholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares of common stock.

         The selling stockholder may sell the common stock being offered hereby in one or more of the following ways at various times:

         o to underwriters for resale to the public or to institutional investors;

         o        directly to institutional investors; or

         o through agents to the public or to institutional investors.

         The selling stockholder will act independently of Golden State Bancorp in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the common stock on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the common stock by the selling stockholder may also be effected through the issuance by the selling stockholder or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

         In addition, the selling stockholder may sell some or all of the shares of common stock covered by this prospectus through:

         o a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

         o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

         o        privately negotiated transactions.

         The selling stockholder may also enter into hedging transactions. For example, the selling stockholder may:

         o enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholder to close out its short positions;

         o sell common stock short itself and redeliver such shares to close out its short positions;

         o enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

         o loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

         The selling stockholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholder may allow other broker-dealers to participate in resales. The selling stockholder and any broker-dealers involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the 1933 Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling stockholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

         In addition to selling its common stock under this prospectus, the selling stockholder may:

         o to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the 1933 Act;

         o transfer its common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

         o sell its common stock under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

         o sell its common stock by any other legally available means.


                               LEGAL MATTERS

         For purposes of this offering, James R. Eller, Jr., Esq., Counsel to Golden State Bancorp, is giving an opinion on the validity of the shares of common stock.


                                  EXPERTS

         The consolidated financial statements of Golden State Bancorp Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                    WHERE YOU CAN FIND MORE INFORMATION

         Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         Stock Market. The common stock is traded on the New York Stock Exchange and the Pacific Exchange. Material filed by Golden State Bancorp can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

         1. Golden State Bancorp's Annual Report on Form 10-K for the year ended December 31, 2001.

         2.   Golden State Bancorp's Proxy Statement dated April 12, 2001.

         You may request free copies of these filings by writing or telephoning us at the following address:

                        135 Main Street
                        San Francisco, California 94105
                        Attention: Shareholder Relations
                        Telephone:  (415) 904-0188
                        Facsimile: (415) 904-1499



                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

       Item 14.  Other Expenses of Issuance and Distribution.

         The expenses relating to the registration of the shares of common stock will be borne by the registrant. Such expenses are estimated to be as follows:


       Registration Fee - Securities and Exchange Commission       $ 13,432.00

       Accountant's Fee                                            $ 25,000.00

       Legal Fees                                                  $ 50,000.00

       Miscellaneous                                               $    568.00
                                                                    -----------
       Total                                                       $ 89,000.00


       Item 15.  Indemnification of Directors and Officers.

         Article FOURTEENTH of the Golden State Bancorp Certificate of Incorporation and Article XII of the Golden State Bancorp Bylaws provide for indemnification of the officers and directors of Golden State Bancorp to the fullest extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.


       Item 16. List of Exhibits.

         The Exhibits to this registration statement are listed in the Index to Exhibits on page II-7.

       Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Golden State Bancorp pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         2. That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on March 29, 2002.


                                       GOLDEN STATE BANCORP INC.



                                       By  /s/ Carl B. Webb
                                           ---------------------------------
                                             Name:  Carl B. Webb
                                             Title: President and Chief
                                                    Operating Officer


         Each person whose signature appears below hereby constitutes and appoints each of Christie S. Flanagan, Renee Nichols Tucei and James R. Eller, Jr., or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) under the Securities Act and to sign any instrument, contract, document or other writing of or in connection with the Registration Statement and any amendments and supplements thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                Title                  Date

/s/ Gerald J. Ford                   Chairman of the        March 29, 2002
-----------------------------------  Board, Chief
Gerald J. Ford                       Executive Officer
                                     and Director
                                     (Principal
                                     Executive Officer)


/s/ Carl B. Webb                     President, Chief       March 29, 2002
-----------------------------------  Operating Officer
Carl B. Webb                         and Director


/s/ Richard H. Terzian               Executive Vice         March 29, 2002
-----------------------------------  President and
Richard H. Terzian                   Chief Financial
                                     Officer (Principal
                                     Financial Officer)


/s/ Renee Nichols Tucei              Executive Vice         March 29, 2002
-----------------------------------  President and
Renee Nichols Tucei                  Controller
                                     (Principal
                                     Accounting Officer)


/s/ Paul M. Bass, Jr.                Director               March 29, 2002
-----------------------------------
Paul M. Bass, Jr.

/s/ George W. Bramblett, Jr.         Director               March 29, 2002
-----------------------------------
George W. Bramblett, Jr.

/s/ Brian P. Dempsey                 Director               March 29, 2002
-----------------------------------
Brian P. Dempsey

/s/ Howard Gittis                    Director               March 29, 2002
-----------------------------------
Howard Gittis

/s/ John F. King                     Director               March 29, 2002
-----------------------------------
John F. King

/s/ John F. Kooken                   Director               March 29, 2002
-----------------------------------
John F. Kooken

/s/ Gabrielle K. McDonald            Director               March 29, 2002
-----------------------------------
Gabrielle K. McDonald

/s/ John A. Moran                    Director               March 29, 2002
-----------------------------------
John A. Moran

/s/ Ronald O. Perelman               Director               March 29, 2002
-----------------------------------
Ronald O. Perelman

/s/ B.M. Rankin, Jr.                 Director               March 29, 2002
-----------------------------------
B.M. Rankin, Jr.

/s/ Thomas S. Sayles                 Director               March 29, 2002
-----------------------------------
Thomas S. Sayles

/s/ Robert Setrakian                 Director               March 29, 2002
-----------------------------------
Robert Setrakian

/s/ Cora M. Tellez                   Director               March 29, 2002
-----------------------------------
Cora M. Tellez



                               EXHIBIT INDEX

Exhibit
Number                         Description of Exhibits
-------                        -----------------------

5.1               Opinion of James R. Eller, Jr., Esq., Counsel to Golden
                  State Bancorp.

23.1              Consent of KPMG LLP.

23.2 Consent of James R. Eller, Jr., Esq., Counsel to Golden State Bancorp (included in Exhibit 5.1).

24.1 Powers of Attorney (included on signature page of the Registration Statement).



EXHIBIT 5.1

                         135 Main Street, 4th Floor
                          San Francisco, CA 94105

                                                           Writer's Direct Line
                                                                 (415) 904-1339
                                                      E-mail: jeller@calfed.com

March 29, 2002

Golden State Bancorp Inc.
135 Main Street
San Francisco, California 94105

Dear Ladies and Gentlemen:

I have acted as counsel to Golden State Bancorp Inc., a Delaware corporation (the "Company") in connection with the Company's filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") to register 5,000,000 shares (the "Shares") of the Company's common stock, $1.00 par value per share, for sales, if any, of the Shares by the selling stockholder named therein.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

In this connection, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. I have also participated in the preparation and filing of the Registration Statement with the Commission. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

I am admitted to the bar in the State of California and I express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and federal laws of the United States of America.

Based upon and subject to the foregoing, I am of the opinion that the Shares are legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the use of my name under the heading "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.


                                            Very truly yours,


                                            /s/ James R. Eller, Jr.
                                            --------------------------
                                            James R. Eller, Jr.




EXHIBIT 23.1

                      Consent of Independent Auditors

The Board of Directors
Golden State Bancorp Inc.:

         We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                                        KPMG LLP


San Francisco, California
March 27, 2002